EXHIBIT 3

                                 ASD GROUP, INC.
                               ONE INDUSTRY STREET
                             POUGHKEEPSIE, NY 12603
                                 (914) 452-3000

                                  March 4, 1999

Mr. Gary D. Horne
220 South Riverside Road
Highland, NY 12528

Dear Gary:

         This letter will confirm our agreement regarding the current amount owed by ASD Group, Inc. (the "Company") to you. You agree to forgive the Company's indebtedness to you in the aggregate principal amount of $707,492.91 plus all accrued and unpaid interest as evidenced by the Amended and Restated Promissory Note between the Company and Gary D. Horne dated as of November 18, 1997 and the Promissory Note between the Company and Gary D. Horne dated as of June 26, 1998 in exchange for the following:

         (1) 150,000 shares of the Company's common stock (the "Shares"), which Shares will NOT be subject to the redemption provision described below;

         (2) release of the 85,718 shares of the Company's common stock (the "Escrow Shares") owned by Gary D. Horne and currently being held in escrow pursuant to the Escrow Agreement among the Company, Gary D. Horne and Broad and Cassel dated as of June 26, 1998 (the "Escrow Agreement") and termination of the Escrow Agreement;

         (3) registration of the re-sale of the Shares and Escrow Shares on the Company's Registration Statement on Form SB-2 filed with the U.S. Securities Exchange Commission on February 1, 1999 (the "Registration Statement"); provided, however, Mr. Horne will agree not to sell, transfer or otherwise dispose of the Shares and Escrow Shares for a period of 180 days from the effective date of the Registration Statement and the certificate representing the Shares and Escrow Shares will be affixed with a legend describing this restriction;

         (4) Gary D. Horne will provide the Company with a general release in a form annexed hereto as Appendix "A". This release will be held in escrow by his counsel, Deily, Dautel & Mooney, LLP, until all of the provisions of this agreement have been satisfied;

         (5) the Company, its officers and all the parties listed as Purchasers on Schedule 1 of the Securities Purchase Agreement, dated June 26, 1998, will execute and deliver a Release in favor of Gary D. Horne in the form shown on Appendix "B". The Company agrees to provide its executed and notarized Release, and that of Peter Zachariou, at the time of the signing of this agreement. Cameron Worldwide Ltd.


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                  will provide its executed and notarized release within two (2)
                  business days of the signing of this agreement. Thereupon, the Company agrees to use its best efforts to obtain executed and notarized releases from the rest of the Releasors.
                  Furthermore, the Company acknowledges and agrees that Gary D. Horne will have no liability under Section 15 -
                  Indemnification Provision of the Securities Purchase
                  Agreement.

         (6) concerning all insurance policies ("Policies") from which the Company borrowed cash value along with accumulated interest since the loan that formed the basis for Notes, the Company agrees to first provide a release of assignment to be prepared by Donald Holztshammer of Northeastern Mutual Life Insurance Company and then the Company agrees to accept the transfer of ownership of the Policies to the Company;

         (7) the Company will provide continuously through September 1, 2001, Gary D. Horne with life insurance for executives according to the benefits of the Company's group insurance plan and also provide Gary D. Horne and his wife, health and dental insurance according to the benefits of the Company's group insurance plan;

         (8) the Company will reimburse Gary D. Horne at the signing of this Agreement for fifty (50) percent of his legal fees in connection with the negotiation of this Agreement, but not to exceed $1,500,000; and

         (9) as a quid pro quo to Stanley F. Zuk, age 62, the Company agrees to provide life insurance for executives to him according to the benefits of the Company's group insurance plan and also to provide Stanley F. Zuk and his wife, health and dental insurance according to the benefits of the Company's group insurance plan until Stanley reaches age 65.

         Upon receipt of the signed letter agreement, the exchange of the Release(s), and the completion of Sections 3 through 9 above, we will deliver to you the certificate representing 85,718 shares and certificates representing 150,000 shares.

                                                 Sincerely yours,

                                                 /s/ Peter C. Zachariou
                                                     -------------------------
                                                     Peter C. Zachariou
                                                     President

ACKNOWELDGED AND ACCEPTED THIS
___ DAY OF MARCH, 1999.

/S/ GARY D. HORNE
------------------------
    Gary D. Horne